Exhibit 15.2

Consent of Watson Farley & Williams LLP

We hereby consent to the reference to our firm under the heading "Item 1. Identity of Directors, Senior Management and Advisers – B. Advisers" in Amendment No. 1 to the registration statement on Form 20-F of Okeanis Eco Tankers Corp., without admitting that we come within the category of persons whose consent is required under, or that we are "experts" within the meaning of, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder with respect to any part of such registration statement.

Very truly yours,

/s/ Watson Farley & Williams LLP
Watson Farley & Williams LLP
New York, New York
November 22, 2023